REVOLVING PROMISSORY NOTE

$140,000.00 May 4, 2004

Promise to Pay. For value received, Squires Turbo Systems, Inc., a Utah corporation having an office at 165 N. 1330 W., Suite C4, Orem, Utah 84057 ("Borrower"), promises and agrees to pay to David C. Ruff, an individual residing at 11232 N. 5600 W., Highland, Utah 84003("Lender"), in lawful money of the United States of America, the principal sum of One Hundred Forty Thousand Dollars ($140,000.00), or if less, the aggregate unpaid principal amount of all advances made by Lender hereunder, plus interest from the date of this Note as provided below. Advances may be made by Lender under this Note from time to time as provided in a certain Revolving Loan Agreement between Borrower and Lender of even date with this Note.

Interest. Interest shall accrue on the unpaid balance of this Note at a rate of eight percent (8%) per annum and shall be paid as provided below; provided, however, that after the occurrence of any event of default, and during the continuance of the default, this Note shall bear interest at a rate of eighteen percent (18%) per annum.

Payment; Conversion Right. Interest only shall be payable on the unpaid balance of this Note, in arrears, on the first day of each calendar month, beginning June 1, 2004 and continuing through December 31, 2008 or such earlier date as Lender may elect to convert this Note to a term note. On December 31, 2008, or on such earlier date as Lender may elect to convert this Note to a term note, all amounts then outstanding hereunder shall be amortized over three (3) years, and Borrower shall repay this Note in thirty-six (36) equal monthly payments thereafter. Lender shall have the absolute right at any time after December 31, 2004 to convert this Note to a term note as provided in this Paragraph.

Application of Payments. All payments shall be applied first, to expenses incurred to enforce the Borrower's obligations under this Note, second, to any accrued interest, and the remainder shall be applied to principal.

Prepayment. Prepayments hereunder may be made at any time and in any amount without penalty.

Default. Any of the following shall constitute an event of default under this Note: (i) failure to pay any amount due hereunder in the agreed upon amount on the date due, which failure continues for seven (7) days; or (ii) failure to perform any other obligation to be satisfied or performed hereunder or under the Revolving Loan Agreement at the time and in the manner required, which failure continues for thirty (30) days. Upon the occurrence of any event of default, the whole of the indebtedness represented by this Note, both principal and interest, and including all other amounts that may become due hereunder, shall, at Lender's option, become immediately due and payable without presentment, demand, protest, or notice of any kind.

Costs of Enforcement. In the event of any default under this Note, Borrower agrees to pay any and all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit or before or after judgment) which may be incurred by Lender in connection with the enforcement of any of Lender's rights under this Note or under any security or other related instruments, including without limitation Lender's court costs and reasonable attorneys' fees.

No Waiver of Acceleration Right. The acceptance of any payment after the occurrence of a default or any event giving rise to a right of acceleration shall not constitute a waiver of the right of acceleration in connection with the default or event or any subsequent default or event.

Waiver. Borrower waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by Lender hereof without in any way affecting Borrower's liability.

Security. This Note is secured by all of Borrowers assets, equipment, inventory, and accounts receivable.

Successors and Assigns. This Note shall be fully binding upon Borrower and Borrower's lawful heirs, representatives, successors and permitted assignees.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Utah without regard to its rules regarding conflicts of law, and the parties hereto consent to personal jurisdiction in any court in the State of Utah.

SQUIRES TURBO SYSTEMS, INC.

By ______________________________
Benjamin P. Cahoon, President